Exhibit 14.1

Yum China Holdings, Inc.

CODE OF CONDUCT

Appendices:

I.	Yum China Code of Conduct Questionnaire	18

II.	Yum China Code of Conduct Certification Statement	25

III.	Yum China International Anti-Corruption Policy	27

IV.	Third Party Due Diligence Questionnaire and Certification Letter	35

V.	Supplier Code of Conduct	43

VI.	Gift Guidelines	48

The goal of Yum China Holdings, Inc. (“Yum China” or the “Company”) is to be the best in the world at building great restaurant brands — a place where people love to come to work every day excited about their jobs, committed to breakthrough results and a passion for everything they do.

Our formula for success is people capability first…satisfied customers and profitability follow. Our restaurants are run by people who know and love the restaurant business.  Our Restaurant General Managers (RGMs) are our number one leaders; our franchisees are our most important partners.

HOW WE WIN TOGETHER

Two of our major strengths as a company are our employees and our culture.  We believe in treating each other with respect and fostering an atmosphere of caring, open communications and candor.  Our “How We Win Together” principles define our culture and how we manage our business.

Believe in All People and Be Your True Self

We trust in positive intentions and believe everyone has the potential to make a difference. We actively seek diversity in others to expand our thinking and make the best decision. We coach and support every individual to grow to his or her full capability.

Put Restaurants and Customers Front and Center

We love running great restaurants, and our customers rule. We act with urgency to ensure every customer sees it and feels it in every restaurant. We make sure we have great RGMs who build great teams. We are maniacal about rigorous execution of our core processes to deliver our Brand Standards as our #1 brand building initiative.  It’s the foundation for making customer mania come alive.

Go for Breakthrough

We begin by asking ourselves, “What can I do NOW to get breakthrough results in my piece of Yum China?” Our intentionality drives step change thinking. We imagine how big something can be and work future-back, going full out with positive energy and personal accountability to make it happen.

Build Know How and Adapt

We grow by being avid learners, pursuing knowledge and best practices inside and outside our company. We seek truth over harmony every step of the way.  We consistently drive outstanding execution by scaling our learnings into process and tools around what matters most.  Breakthroughs come when we get people with knowledge thinking creatively.

Take the Hill Teamwork

We team together to drive action versus activity. We discuss the undiscussable, always promoting healthy debate and healthy decisions.  Our relationships allow us to ask the earth of each other.  We work together to get big things done with urgency and excellence.

Recognize! Recognize! Recognize! and Celebrate Achievement

We attract and retain the best people and inspire greatness by being world famous for recognition. We love celebrating the achievement of others and have lots of fun doing it!

INTRODUCTION/PROGRAM ADMINISTRATION

The Yum China Code of Conduct (“Code”) applies to all directors and employees of Yum China and its subsidiaries.  Unless otherwise indicated, all references in this Code to employee(s) shall be interpreted as references to both employee(s) and director(s).

This Code sets forth some of the policies and procedures regarding standards of conduct that are required of you as a Yum China employee.  It is important that you understand how these standards apply to you.  They are intended to help you conform to high ethical standards and to protect Yum China’s and your reputations.  If you are a manager, you are expected also to ensure that all individuals you supervise are aware of these policies and procedures, and to promote compliance with them.

If you think that something is wrong, are unsure what is proper conduct in a particular situation or believe that another employee may have violated applicable law or Yum China policies, including the policies set forth in this Code, you have a duty to raise questions and report concerns immediately.   If you wish, you may call anonymously on the Yum China Ethics and Compliance Hotline, called the Compliance Hotline, at the appropriate number listed below.   The Compliance Hotline is an organization independent from Yum China that helps businesses maintain high ethical standards. Yum China has a strict policy against retaliation for good faith reports.  No one may threaten you or take any action against you for raising questions or reporting concerns.

Location	The Compliance Hotline Phone/Contact Method
China Provinces / Cities: Beijing, Tianjin, Hebei, Shanxi, Neimenggu, Liaoning, Jilin, Heilongjiang, Henan, Shandong	10-800-711-1137 or www.yumchina.com/compliance
China: All other provinces / cities	10-800-110-1061 or www.yumchina.com/compliance
United States	1-800-241-5689

Not every concern can be specifically covered in this Code.  If you are faced with a situation in which the proper course of conduct is unclear to you, you should discuss it with your manager or senior legal counsel or, if you prefer to raise the issue anonymously, use the Compliance Hotline number listed above.  If uncertainty remains about the appropriate action, your manager, the senior legal counsel or you should discuss the situation with the Yum China Legal Department and/or Internal Audit.  The following contacts may be used for this purpose:

•                  Shella Ng, Chief Legal Officer and Corporate Secretary

•                  Ben Lee, Senior Director, Internal Audit

The above procedures may be used to report complaints or concerns regarding accounting and auditing matters.  In addition to the above procedures, Yum China has established additional procedures for complaints and concerns of employees regarding accounting and auditing matters, including for the confidential or anonymous submission of such complaints or concerns.

These additional procedures are described in the Complaint Procedures for Accounting and Auditing Matters, which has been approved by the Audit Committee of the Board of Directors and can be found on the Company’s intranet website.

Other policies and procedures not listed here also apply to employees. Employees are expected to ask about, be familiar with and comply with all policies and procedures that apply to their positions and responsibilities.  All employees and members of the Board of Directors should respect and comply with all applicable laws, rules and regulations.

Failure to adhere to this Code, including the attached Yum China Holdings, Inc. International Anti-Corruption Policy which has been incorporated into the Code, may subject you to disciplinary action, which could include termination.  A breach of this Code shall be deemed and treated as a breach of the individual’s employment contract with Yum China.  Violations of the law may also result in severe fines and penalties against Yum China, and fines and even imprisonment for individuals.

Nothing in this Code is intended to restrict communications or actions protected or required by law.

Please read this document carefully, as it is important that each and every one of us adheres to these policies and procedures as we conduct our business.

CODE OF CONDUCT

PRODUCT QUALITY & FOOD SAFETY

At Yum China, product quality and food safety are a cornerstone of our founding truths and a promise we make everyday to our customers.

QUALITY

Quality embodies our basic philosophy of doing business and that is why it is in our founding truths.  Therefore, we must exceed our customers’ expectations every day in every one of our restaurants by providing the highest quality products and service, in surroundings that are clean, attractive and comfortable.

We continually monitor our products and services, and work hard to improve them.  We expect all our employees to assist in this process by reporting anything which might compromise our quality.

FOOD SAFETY

Food safety is a primary responsibility of Yum China, and nothing, including cost, is allowed to interfere with this responsibility.

To ensure that our customers receive safe, wholesome food, and “food you crave,” Yum China:

•                  Maintains strict specifications for raw products including specifications which meet or exceed government requirements.

•                  Adheres to a strict food safety testing program.

•                  Follows rigid food handling and preparation procedures in the restaurants.

•                  Trains management and crews in proper food-handling procedures and personal hygiene practices.

•                  Continually monitors and improves its procedures and practices to ensure food safety.

The responsibility for food safety is shared by everyone in our system:

•                  As an employee you are expected to immediately report any problem with food safety to your supervisor or the next level of management.

•                  Any product suspected to be unsafe must immediately be pulled from distribution until safety can be assured.

•                  If, at any time, your own health or that of anyone serving the restaurant might negatively impact food safety, you should immediately notify your supervisor and determine the proper course of action.

RELATIONSHIP WITH FRANCHISEES

Our positive strategic relationship with our franchisees is an important and highly valued element of Yum China’s success.

Franchisees are our most important partners.  With this mindset, our goal is to operate as one system, drive sales and operate the best restaurant system in the world.

Our relationship is characterized by:

•                  Fairness and honesty in our dealings with franchisees and potential franchisees.

•                  Open communication between Yum China and its franchisees.

•                  An objective assessment of their performance.

Additionally, Yum China respects its franchisees and protects their confidential information.  Franchisees and prospective franchisees provide confidential personal and business financial information to Yum China in the course of obtaining or expanding their Yum China business.  This information should be kept strictly confidential and used only for legitimate business purposes.

INTERNATIONAL ANTI-CORRUPTION POLICY

The Yum China Holdings, Inc. International Anti-Corruption Policy (“Anti-Corruption Policy”) is attached in its entirety to this Code. The terms of the Anti-Corruption Policy are fully incorporated into this Code.  A breach of the Anti-Corruption Policy shall be deemed and treated as a breach of this Code, and thereby a breach of the individual’s employment contract.

EMPLOYEE RELATIONS

Yum China recognizes that one of its greatest strengths lies in the talent and ability of its employees.  Employees are expected to hold themselves accountable to the highest professional standards, with mutual respect being the basis of all professional relationships.  Human resource goals have been established to guide the Company activities in employee relations.  It is the Company’s policy:

•                  to deal fairly with employees;

•                  to provide equal opportunity for all in recruiting, hiring, developing, promoting and compensating without regard to race, religion, color, age, gender, disability, genetic information, military or veteran status, sexual orientation, gender identity, citizenship, national origin, or other legally protected status;

•                  to maintain a professional, safe and discrimination-free work environment;

•                  to recognize and compensate employees based on their performance; and

•                  to provide a competitive array of benefits.

Sexual, racial, ethnic, religious or any other type of harassment has no place in the Yum China work environment.  Racial, ethnic and religious harassment includes such conduct as slurs, jokes, intimidation or any other verbal or physical attack upon a person because of race, religion or national origin.  Sexual harassment includes unwelcome sexual advances or other verbal or physical conduct of a sexual nature.  As noted above, if you think that something is wrong you have a duty to raise questions and report concerns immediately.   If you wish, you may call anonymously on the Compliance Hotline.  Yum China has a strict policy against retaliation for good faith reports.  No one may threaten you or take any action against you for raising questions or reporting concerns in good faith.

CUSTOMERS, SUPPLIERS AND COMPETITORS

We are committed to the continuation of free enterprise.  Therefore, we recognize the importance of laws which prohibit restraints of trade, predatory economic activities and unfair or unethical business practices.  Yum China will, and expects its employees to, continue to comply with such laws wherever they exist.

In all of its business dealings with customers, suppliers and competitors, Yum China will and expects its employees to:

•                  Compete vigorously and with integrity.

•                  Treat all customers and suppliers honestly, fairly and objectively.

•                  Never discuss or agree with competitors on pricing or any other matter affecting pricing, terms and conditions of sale, limits on production, division of territories or customers or boycotting of third parties.

•                  Avoid any unfair or deceptive practice or advertisement and always present our services and products in an honest and forthright manner.

•                  Not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

•                  Never criticize a competitor’s product without a good basis for such statements, or act in a manner designed to unlawfully exclude competitors from the marketplace.

•                  Make clear to all suppliers that we expect them to compete fairly and vigorously for our business, and we will select our suppliers strictly on merit.

GIFTS AND ENTERTAINMENT

Our business decisions are made on merit. A business favor, such as a gift or entertainment, will never be offered under circumstances that might create the appearance of impropriety, including but not limited to any offers that may be construed as an attempt to induce favorable treatment or influence a decision.  This applies to our interactions with private business partners as well as to our interactions with government officials in the United States, China and anywhere in the world, and it applies both to giving and to receiving gifts and entertainment.

All employees are required to follow Yum China Guidelines on Gifts, Hospitality, Meals, Travel, Entertainment and Other Business Interactions with Third Parties (“Gift Guidelines”, a copy of which is attached as Appendix VI).  The terms of the Gift Guidelines are fully incorporated into this Code.

In appropriate circumstances such as the promotion, demonstration or explanation of our products or services, employees may provide existing or potential business partners with reasonable entertainment or gifts.  However, the gift or entertainment must be permitted by this Code, applicable law, the business partner’s own policies and your business unit’s policies.  Receiving gifts from current or potential business partners can create the perception that by receiving the gift or entertainment, there will be some associated influence.  You may provide a gift to a third party only if it is of nominal value, occasional and it is given openly and transparently, properly recorded in Yum China’s books, permitted under local law, and is either (1) directly related to the promotion, demonstration or explanation of our products, such as a logo item promoting our brand or (2) is provided only to reflect esteem, such as at a traditional gift-giving holiday. Gifts or entertainment may never be given or received in exchange for improper or undue influence, and you should avoid even the appearance that a gift or entertainment — whether given or received — relates to some improper or undue influence.

Interactions with government officials present special risks, and you should consult with the Anti-Corruption Policy and the Legal Department and Internal Audit to ensure that any contemplated gifts or entertainment related to government officials comply with this Code, the Policy and applicable anti-corruption laws.  In no event shall a Yum China employee offer or give anything of value to any third party including any government official or business partner to improperly influence any act or decision to obtain or retain business, or to secure any improper advantage. Gifts, entertainment or other payments or benefits provided to non-U.S. government officials may be covered by the U.S. Foreign Corrupt Practices Act or other anti-corruption laws, and additional restrictions apply.  Please see the Anti-Corruption Policy before providing a gift, entertainment, payment or any other benefit.

RECEIPT OF BUSINESS GIFTS AND ENTERTAINMENT

Gifts (including entertainment, transportation and lodging) offered by suppliers, potential suppliers, franchisees or others in connection with a business transaction create a potential for improper influence — either in reality or in appearance.  This could endanger the trust and confidence that are essential to doing business in the marketplace.  As a result, employees are prohibited from receiving (for themselves or for any other person) any gift, favor, loan, payment or other special benefit or treatment of any kind (collectively, a “gift”) from any individual or organization that conducts or seeks to conduct business with the Company, or which competes with the Company, if

(i)                                   the acceptance of the gift could reasonably be expected to interfere with the independence or judgment of the employee in performing his or her duties to the Company (including if such gift could cause you to exercise undue or improper personal influence over other employees) or could reasonably be construed as a business inducement,

(ii)                                the public disclosure of the acceptance of the gift could reasonably be expected to cause embarrassment to or otherwise damage the reputation of Yum China, or

(iii)                             the acceptance of the gift may create the appearance of being improper or otherwise interfering with independence or judgment in the relationship.

If you receive a gift or an offer from an existing or potential supplier or franchisee beyond what is described as permissible in this Code, or if you believe that the circumstances otherwise create doubt about the appropriateness of acceptance, you must decline the gift or offer, unless you receive approval from the officer of the Company reporting directly to the Chief Executive Officer of Yum China Holdings, Inc. that has responsibility for your function or the Legal Department to accept it.  Otherwise, if the gift was received, you must return it with a dated note stating that you are unable to accept it and are returning it.  For your own protection, alert your manager about the gift or offer and keep a copy of the note.

SAFETY AND ENVIRONMENTAL PROTECTION

Yum China is committed to providing safe and healthy work environments and to being an environmentally responsible corporate citizen.  It is our policy to comply with all applicable environmental, safety and health laws and regulations.

We are dedicated to designing, constructing, maintaining and operating facilities that protect our people and physical resources. This includes providing and requiring the use of adequate protective equipment and measures and insisting that all work be done safely.

We believe that protecting the environment is an important part of good corporate citizenship.  We are committed to minimizing the impact of our businesses on the environment with methods that are socially responsible, scientifically based and economically sound. We encourage conservation, recycling and energy use programs.

POLITICAL AND COMMUNITY ACTIVITIES & CONTRIBUTIONS

Yum China believes in contributing to society and encourages employees to participate in community activities.

Employees may not use corporate funds, assets or resources (money, food, transportation, labor, etc.) to make any political contributions in the People’s Republic of China, the United States or in any other country, even if permitted by applicable laws, except in accordance with the prior authorization of the Chief Legal Officer. No such contributions are allowed for candidates for elections or for political committees or parties.

This policy is not intended to discourage you from participating in political activities on a voluntary personal basis on your own time or from supporting a candidate or party with your own funds.  However, you must make it clear that you do not act as a representative of Yum China in any of your personal voluntary political activities.  Further, under no circumstance will you be compensated or reimbursed in any way by Yum China for any personal political contribution, including out-of-pocket expenditures incurred in the course of providing volunteer services.  You will not be favored or prejudiced in any condition of employment or promotion as a result of making or not making any such political contribution.

Charitable contributions and community involvement are also part of Yum China’s core values, and this Code is not intended to discourage you from participating in community activities or from making charitable donations.  However, any charitable contribution that is made on behalf of Yum China or for the benefit of Yum China must be authorized and properly recorded on the books and records of the Company.

In rare circumstances, charitable contributions may create the appearance of trying to obtain improper or undue influence, and Yum China must ensure that this does not occur.  If you are approached by a current or potential business partner or by a government official to contribute to a particular charitable organization, please include this information in the request for authorization.

MEDIA RELATIONS

Employees may be asked by representatives of the news media for information concerning Yum China’s business or its position on public issues.  Employees should refer any inquiries from the news media directly to the VP, Public Affairs without offering any personal commentary.

In addition, employees may not release information to the news media about Yum China activities or the activities of other employees without first discussing the matter with the VP, Public Affairs and obtaining management approval in accordance with the Company’s Corporate Disclosure Policy.  Yum China Public Affairs has established systems for responding to news media requests and for obtaining management approval for public statements.  Accordingly, any such requests for information must be referred to the Public Affairs team.

ENGAGEMENT OF THIRD PARTIES

The actions of vendors, agents, consultants, joint venture partners and other representatives of Yum China (collectively, “Third Parties”) may affect Yum China’s business reputation, and thereby affect our relationship with customers, suppliers and regulators.  Accordingly, Yum China requires its employees to conduct a due diligence review before retaining or otherwise authorizing any Third Parties; and all Third Parties being retained by Yum China are required to certify that they are currently in compliance with and will comply fully with all applicable laws and regulations of the United States, the People’s Republic of China and all other jurisdictions in which Yum China does business.

INFORMATION ON THE INTERNET AND OTHER ELECTRONIC COMMUNICATIONS

Employees should not post confidential or sensitive Company information on the Internet including web sites, blogs, social media, unapproved online collaboration, unapproved online file storage and other similar types of locations.

Consideration should also be given to the risks of transmission of such information via e-mail.  With the prevalence of electronic communications, it is important that employees remain aware of the possibility of unauthorized parties gaining access to transmitted information.

Yum China has an authorized web site and approved collaboration methods.  Employees should not develop or establish web sites or engage in social media using the name of Yum China without authorization from the VP, Public Affairs and otherwise in accordance with the Company’s Social Media Policy and Social Media Business Use Guidelines.

ACCOUNTS, RECORD KEEPING AND DISCLOSURE OF FINANCIAL INFORMATION

We will continue to observe the most stringent standards in our financial records and accounts.  Our books must reflect all components of transactions and reflect an honest and forthright presentation of the facts.

It is the responsibility of each employee to uphold these standards.  Appropriate records must be kept of all transactions.  Employees are expected to cooperate fully with our internal and external auditors. Our employees will not:

•                  Make false or misleading entries in our books.

•                  Maintain secret or unrecorded funds or assets.

•                  Make a payment knowing it will be used for a purpose other than what is described in our books and records.

•                  Sign, or ask another employee to sign, documents they know to be inaccurate, untruthful or misleading.

An employee whose activities cause false financial reporting will be subject to disciplinary action, including termination.

We adhere to all laws, rules and regulations which require us to disclose our financial and other relevant information.  We make it a high priority to make all disclosures full, fair, accurate, timely and understandable.

SUBSTANCE ABUSE

Yum China does not condone nor will it tolerate illegal use or abuse of alcohol, drugs or other substances by its employees or anyone acting for Yum China.  To avoid the potential dangers of drug abuse in the workplace and to protect the health and welfare of its employees, customers, and neighbors, Yum China has adopted the following practices and procedures:

•                  The unlawful manufacture, distribution, dispensing, possession, use, sale or purchase of unauthorized or illegal drugs or other substances or contraband (i.e., drug paraphernalia such as pipes), or the abuse or misuse of legal drugs, alcohol or other substances while on Company business or during working hours is prohibited.  Any violation is grounds for disciplinary action, including termination.

•                  Any employee under the influence of illegal drugs, alcohol or other substances while on Company premises, Company business or during working hours is subject to disciplinary action, including termination.

•                  Unlawful actions by employees that discredit the Company involving illegal drugs or contraband, alcohol or other substances during non-working hours are grounds for disciplinary action, including termination.

Employees who suffer from a substance abuse problem are urged to acknowledge the problem and seek assistance.  They may do so by contacting Yum China HR Department.

PROTECTING CONFIDENTIAL INFORMATION AND OTHER YUM CHINA PROPERTY

Yum China depends on certain secret and confidential information, knowledge and data which it needs to protect.  Employees must not disclose to others or use, except pursuant to their employment duties, any of these secrets or confidential information, knowledge or data whether during or after employment.  Failure to adequately protect this corporate information could lead to the loss of highly confidential data that may place Yum China at a disadvantage in the marketplace.

Employees must return all property of Yum China (including all hard copy and computer files; customers lists; personal computer hardware and software; statistical analysis, product pricing and other formulas and models; identification cards; keys and access cards) immediately before or upon termination of employment.  Employees must not retain copies of any of that property.

All employees must protect the company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on Yum China’s profitability.  All Yum China assets should be used for legitimate business purposes.  For example, employees may not use, distribute, modify, destroy or provide access to facilities, records, systems, data or other property of Yum China or its franchisees, customers or suppliers except as the employees are authorized to do so in connection with their job responsibilities.  Employees are expected to use Yum China voicemail, electronic mail and other electronic communication services for business-related purposes.  Yum China considers such communications (whether electronic, telephonic or written), computer files and printed forms to be Yum China business records and property.  To the extent permitted by law, Yum China reserves the right to monitor these communications as appropriate.

CONFLICTS OF INTEREST

A potential conflict of interest occurs when an individual’s private interest interferes in any way — or even appears to interfere — with the interests of Yum China.  A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively.  Conflicts of interest also arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.  Loans to, or guarantees of obligations of, employees including directors and executive officers and their respective family members may create conflicts of interest and shall be handled in full compliance with the laws of the United States, the laws of the People’s Republic of China, and the laws of any territory where Yum China operates.  Federal law prohibits loans to directors and executive officers.

It is important for the Company to be promptly and adequately informed of potential conflict of interest situations so that the potential conflicts may be appropriately analyzed and resolved in the best interests of the Company.  In order to facilitate the Company’s consideration of these potential conflicts, the Company has adopted separate conflicts of interest policies for employees and directors.  The conflicts of interest policy applicable to employees of the Company is set forth in subsection (a) below and the conflicts of interest policy applicable to directors is set forth in subsection (b) below.

(a)                                 Conflict of Interest Policy Applicable to Employees

Yum China’s conflicts of interest policy with respect to employees is straightforward:  Don’t compete with Yum China businesses, and never let your business dealings on behalf of any of our businesses be influenced, or appear to be influenced, by personal or family interests.  Employees should avoid a conflict of interest with regard to the Company’s interests. All potential conflict of interest situations must be disclosed by employees and resolved by the Company, including, without limitation, situations in which an employee:

•                  has an individual or family interest in a transaction with Yum China or one of its subsidiaries;

•                  has a substantial interest in a competitor, franchisee or supplier of Yum China or one of its subsidiaries;

•                  has a substantial interest in an organization that does, or seeks to do, business with Yum China or one of its subsidiaries; or

•                  receives a gift that is prohibited under the section entitled “Receipt of Business Gifts and Entertainment” from any individual or organization which conducts or seeks to conduct business with Yum China or one of its subsidiaries or which competes with Yum China or one of its subsidiaries.

In addition, all executive officers of the Company must seek approval from the Chief Executive Officer of Yum China before accepting appointment as a director of any other company.  In the case of the Chief Executive Officer, he or she must obtain the approval of the Yum China board of directors.

(b)                              Conflicts of Interest Policy Applicable to Directors

Most directors of Yum China have and engage in business and professional relationships and activities outside of their directorship with Yum China.  As a result, Yum China’s conflicts of interest policy with respect to directors is designed to ensure adequate disclosure and consideration of the types of conflict of interest situations that are reasonably likely to be of concern to Yum China.  Accordingly, directors are required to disclose to Yum China all potential conflict of interest situations that could reasonably be expected to impact the independence and judgment of the director in performing his or her duties as a director of Yum China.  Such disclosures are required to be made by the director at such time and in such manner as to provide adequate notice and sufficient information to Yum China to enable Yum China to fully and adequately consider the relevant facts and circumstances related to the potential conflict of interest and to determine the actions, if any, that should be taken to resolve such potential conflict of interest.

CORPORATE OPPORTUNITIES

Employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company.  Employees owe a duty to Yum China to advance Yum China’s legitimate interests when the opportunity to do so arises.

Examples of potential corporate opportunities that employees must disclose and that must be resolved include:

•                  Participating in a venture where the Company has expressed or can be expected to express an interest; and

•                  Acquiring an interest in property (such as real estate, patent rights, securities or other property) where the Company has, or can be expected to have, an interest.

These rules regarding corporate and competitive opportunities apply to directors only in so far as the corporate or competitive opportunity arises as a result of, or in their capacity as, a director of Yum China.

If you have any questions or concerns with respect to a potential conflict or corporate opportunity, please contact Yum China’s Chief Legal Officer or the Head of Internal Audit or, if you prefer to speak anonymously, contact the Compliance Hotline.

INSIDER TRADING AND PROPRIETARY INFORMATION

Yum China obeys all laws designed to protect the investing public with respect to disclosure of material information.

Information is considered material if it would be expected to affect a reasonable investor’s decision to buy, sell or hold Yum China Holdings, Inc. stock.  Examples would be a significant upward or downward revision of earnings forecasts, a significant restructuring, a major management change, or a significant acquisition or divestiture.

Employees should not effect any transaction in the securities of Yum China (including exercising Yum China stock options) or another company involved with Yum China while they have material nonpublic information about Yum China or the other company.

Employees should not disclose material nonpublic information to anyone (including family members and other employees of Yum China), except where disclosure is needed to enable Yum China to carry on its business, and there is no reason to believe - because of an agreement or otherwise - that the information will be misused or improperly disclosed by the recipient.

Within Yum China, employees should only discuss or disclose material nonpublic information in the ordinary course of business and when they have no reason to believe that the information will be misused or improperly disclosed by the recipient.

Employees may not enter into options trading or short selling of Yum China securities because these transactions may give the appearance of improper trades, look disloyal and are inconsistent with employees’ duties to Yum China.  Misuse of material nonpublic information can result in criminal or civil liability, or both.  No employee should purchase or sell securities, or advise or in any way encourage anyone else to purchase or sell securities, on the basis of material nonpublic information. If an employee transmits material nonpublic information to any other person who acts upon it, the employee could be liable for the action of such other person.

INVESTIGATION GUIDELINES

From time to time, it may be necessary for the Company or any of its subsidiaries to conduct investigations with respect to complaints or allegations raised by employees, vendors, franchisees or other parties.  These investigations will be conducted pursuant to policies and practices established by the Company with respect to the nature and allegations of any complaints.

In the case of complaints or allegations concerning the following matters, the Chief Legal Officer will be responsible for conducting the investigation:

•                                          Any Code of Conduct violation involving an employee that is L12 or above

•                                          Any allegation where there is risk of governmental investigation or civil or criminal actions or penalties

•                                          Fraud

•                                          Theft (excluding in store fraud of no more than US$ 25,000 which can be led by the local team)

•                                          Potential undisclosed conflicts of interest

•                                          Financial irregularities (including key performance indicators — i.e. bonus manipulation)

•                                          Insider trading

•                                          Potential brand / company reputational risk

The Chief Legal Officer will determine the investigative team depending on the alleged violation.

ANNUAL QUESTIONNAIRE

All employees of Yum China are required, on an annual basis, to complete and sign the Yum China Code of Conduct Questionnaire attached as Appendix I to this Code and the Yum China Code of Conduct Certification Statement attached as Appendix II to this Code certifying the employee’s understanding and acceptance of this Code.

AMENDMENTS AND WAIVER

This Code of Conduct may be amended or modified by the Board of Directors of Yum China Holdings, Inc.  Waivers of this Code as to an executive officer or a member of the Board of

Directors may only be granted by the Board of Directors or a committee of the Board with specific authority.  Amendments, modifications and waivers will be disclosed as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the New York Stock Exchange.

Appendix I

Yum China Code of Conduct Questionnaire

Questionnaire Instructions

The following Questionnaire is intended to give you a better understanding of required disclosures with respect to potential conflicts of interest within the meaning of Yum China’s Code of Conduct and to help identify any situations that have arisen since you last completed the Questionnaire and that may give rise to potential conflicts of interest. Please answer each question to the best of your knowledge with either a “Yes” or “No” response.

For each question answered with a “Yes” response, an explanation describing your situation is required to be entered.

The following is a list of terms and their meanings as used within the questionnaire. Please become familiar with these terms before you answer the questions:

Company	means Yum China Holdings, Inc. and its subsidiaries.

Supplier

means any individual, firm, corporation, partnership or other entity (including officers, directors, partners, owners and agents of such entities) that is furnishing or is seeking to furnish or has within the last several years furnished or sought to furnish any goods or services to the Company.

Services

means, but is not limited to, services of the type furnished by insurance brokers or agents, contractors, banks, leasing companies, real estate agents and brokers, consultants, engineers, architects, law firms, transportation companies, stock brokers, advertising agencies, artists, marketing organizations or promotion houses, research and development organizations and utilities.

Competitor

means any individual, firm, corporation, partnership or other entity (including officers, directors, partners, owners and agents of such entities) that is active in the markets served by the Company by supplying a product or service that is the same as or similar to a product or service of the Company (Examples include, but are not limited to, McDonald’s, Dicos, Domino’s and Papa John’s).

Your Family	means members of your immediate family (includes your spouse and any of the following who is related by blood, marriage, or adoption: parent, child, brother, sister, aunt, uncle, nephew or niece).

Government Official

means any officer or employee of any government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization. This also includes officers or employees of an entity, business, corporation or other organization that is owned by or partially owned by any government or a department agency or instrumentality of any government.

Governmental Body	means any government or any department, agency, or instrumentality thereof.

If you are unable to answer “No” to any of the questions, you should discuss the matter with your supervisor or one of the individuals below or our confidential and anonymous integrity helpline called The Compliance Hotline.

Shella Ng, Chief Legal Officer and Corporate Secretary

86 21 2407 7777

Ben Lee, Senior Director, Internal Audit

86 21 2407 7777

The Compliance Hotline contact information:

Location	The Compliance Hotline Phone/Contact Method
China Provinces / Cities: Beijing, Tianjin, Hebei, Shanxi, Neimenggu, Liaoning, Jilin, Heilongjiang, Henan, Shandong	10-800-711-1137 or www.yumchina.com/compliance
China: All other provinces / cities	10-800-110-1061 or www.yumchina.com/compliance
United States	1-800-241-5689

Yum China Code of Conduct Questionnaire

1.              Are you an employee, officer or director of any company, other than the Company, that does business with, seeks to do business with, or is in competition with the Company?

☐            YES

Name of company or business:

List your title or position with the company or business and describe your responsibilities:

Was your status as an employee, officer or director of such company disclosed to and approved by your supervisor?

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

2.              Is any member of your family an employee, officer or director of any company that does business with, seeks to do business with, or is in competition with the Company?

☐            YES

Family member’s name:

Family member’s relationship to you:

Name of company or business:

Family member’s title or position and a description of their responsibilities:

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

3.              To your knowledge, do you own, directly or indirectly, a significant financial interest in any supplier, competitor or franchisee of the Company? For this question, a financial interest is considered significant if your interest in such business represents:

•                  1% or more of the equity ownership in, or outstanding securities of, the business; or

•                  10% or more of the net worth or 5% or more of the assets of you or a member of your family.

☐            YES

Name of supplier, competitor or franchisee:

Details of financial interest:

Is your current supervisor aware of this financial interest?

☐            NO

4.              To your knowledge, does any member of your family own, directly or indirectly, a significant financial interest in any supplier, competitor or franchisee of the Company? For this question, a financial interest is considered significant if the interest of a member of your family in such business represents:

•                  1% or more of the equity ownership in, or outstanding securities of, the business; or

•                  10% or more of the net worth or 5% or more of the assets of you or a member of your family.

☐            YES

Family member’s name:

Family member’s relationship to you:

Name of supplier, competitor or franchisee:

Details of financial interest:

Is your current supervisor aware of your family member’s financial interest?

☐            NO

5.              To your knowledge, have you received anything of value, including any gifts, entertainment, transportation, lodging, commissions, fees, compensation, discounts on services or products, free use of facilities, vacations, pleasure trips, travel or payments of any kind from a supplier, competitor or franchisee of the Company that has not previously been reported in a prior questionnaire?

☐            YES

Name of individual or company providing item of value (gift, entertainment, travel, etc.):

Detailed description of item of value (gift, entertainment, travel, etc.):

Estimated value of what was received:

If notification or pre-approval occurred, please list who was notified or provided pre-approval:

☐            NO

6.              To your knowledge, has a member of your family received anything of value, including any gifts, entertainment, transportation, lodging, commissions, fees, compensation, discounts on services or products, free use of facilities, vacations, pleasure trips, travel or payments of any kind from a supplier, competitor or franchisee of the Company that has not previously been reported in a prior questionnaire?

☐            Yes

Family member’s name:
Family member’s relationship to you:

Name of individual or company providing item of value (gift, entertainment, travel, etc.):

Detailed description of item of value (gift, entertainment, travel, etc.):

Estimated value of what was received:

If notification or pre-approval occurred, please list who was notified or provided pre-approval:

☐            NO

7.              Have you made or received a loan from/to, or has a debtor-creditor relationship existed at any time between, you and any supplier, competitor or franchisee of the Company that has not been previously reported in a prior questionnaire?

☐            YES

Name of the supplier, competitor or franchisee:

Detailed description of situation:

Is your current supervisor aware of this situation?

☐            NO

8.              Has a member of your family made or received a loan from/to, or has a debtor-creditor relationship existed at any time between, any member of your family and any supplier, competitor or franchisee of the Company that has not been previously reported in a prior questionnaire?

☐            YES

Name of the supplier, competitor or franchisee:

Detailed description of situation:

Is your current supervisor aware of this situation?

☐            NO

9.              All employees must be familiar with our Code of Conduct and are required to report any violations of the Code of Conduct or applicable laws through The Compliance Hotline (see contact information at end of the Certification Statement) or to the Yum China Chief Legal Officer or the Head of Internal Audit. Have you observed or are you aware of any violations of the Code or applicable laws (either by you, another employee, a contractor or a vendor) that have not been previously reported and resolved?

☐            YES (Please explain below)

☐            NO

Explanation:

10.       Are you a government official or an employee of a governmental body with which Yum China does business, with which Yum China seeks to do business, or which may influence Yum China’s business (for example, by issuing permits, licenses, tax assessments, etc.)?

☐            YES

Name of governmental body:

Your title or position within the governmental body and a brief description of your duties:

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

11.       Is any member of your family a government official or an employee of a governmental body with which Yum China does business, with which Yum China seeks to do business, or which may influence Yum China’s business (for example, by issuing permits, licenses, tax assessments, etc.)?

☐            YES

Family member’s name:

Family member’s relationship to you:

Name of governmental body:

Your family member’s title or position within the governmental body and a brief description of their duties:

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

12.       Have you provided anything of value, including any gifts, entertainment, transportation, lodging, commissions, fees, compensation, discounts on services or products, free use of facilities, vacations, pleasure trips, travel, favorable contracts or payments of any kind to anyone, including a government official, employee of a governmental body, supplier or franchisee with which Yum China does business, with which Yum China seeks to do business or which may influence Yum China’s ability to do business, that has not previously been reported in a prior questionnaire?

☐            YES

What was provided?

To whom and when was it provided?

What is the estimated value of what was provided?

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

13.       Has a member of your family provided anything of value, including any gifts, entertainment, transportation, lodging, commissions, fees, compensation, discounts on services or products, free use of facilities, vacations, pleasure trips, travel, favorable contracts or payments of any kind to anyone, including a government official, employee of a governmental body, supplier or franchisee with which Yum China does business, with which Yum China seeks to do business or which may influence Yum China’s ability to do business, that has not previously been reported in a prior questionnaire?

☐            YES

Name of your family member providing item of value:

Family member’s relationship to you:

What was provided?

To whom and when was it provided?

What is the estimated value of what was provided?

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

14.       Are you aware of any conduct by a Yum China employee or any other person acting on behalf of Yum China (such as agent, consultant, contractor, etc.), which involves an offer, promise, payment or authorization to pay any money or other thing of value to anyone, including a government official, in order to get that other person to provide an improper advantage?

☐            YES

Is your current supervisor aware of this situation?

Detailed description of situation:

☐            NO

Appendix II

Yum China Code of Conduct Certification Statement

Code of Conduct Certification:

I have read, understand and agree to follow the Company’s Code of Conduct, which includes the following:

1.              Food safety and product quality are a primary responsibility of Yum China and its employees.

2.              Yum China engages in no bribery anywhere and complies with the United States Foreign Corrupt Practices Act and other anti-bribery laws.

3.              Yum China treats all customers and suppliers fairly and does not misuse or improperly disclose to any third parties the confidential information of such customers and suppliers.

4.              Yum China employees do not offer nor do they receive business gifts or hospitality that might create an appearance of impropriety.

5.              In accordance with the terms of my employment, a breach of the Code of Conduct, which includes the Anti-Corruption Policy, shall be deemed and treated as a breach of my employment contract with Yum China.

Except as described in the foregoing Yum China Code of Conduct Questionnaire, I hereby represent that, to the best of my knowledge, neither I nor any close relative of mine, nor any other person acting on behalf of Yum China, has or is engaged in transactions, or has an interest, which violates or has violated the Code of Conduct.  I further certify that the information set forth on the foregoing questionnaire is true, complete and accurate and that I have disclosed all possible violations of the Code of Conduct or applicable laws that I have observed or am aware of.

If any matter is described, I have indicated whether it has been previously disclosed and the manner of such disclosure (e.g., in a previous certification).

If any matter arises in the future which makes this certification incomplete or untrue, I agree to report it promptly either to my immediate supervisor or call the Legal Department, Internal Audit or our confidential and anonymous integrity helpline called The Compliance Hotline below and file a new certification describing such matter.

Shella Ng, Chief Legal Officer and Corporate Secretary

86 21 2407 7777

Ben Lee, Senior Director, Internal Audit

86 21 2407 7777

See chart below.

The Compliance Hotline contact information:

Location	The Compliance Hotline Phone/Contact Method
China Provinces / Cities: Beijing, Tianjin, Hebei, Shanxi, Neimenggu, Liaoning, Jilin, Heilongjiang, Henan, Shandong	10-800-711-1137 or www.yumchina.com/compliance
China: All other provinces / cities	10-800-110-1061 or www.yumchina.com/compliance
United States	1-800-241-5689

Name:		Date:
(please print)

Signature:

Appendix III

Yum China International Anti-Corruption Policy

Yum China Holdings, Inc. and its subsidiaries (“Yum China” or the “Company”) are committed to doing business with the highest levels of integrity.  This means avoiding corruption of all kinds, including bribery of government officials or private business partners.  Yum China will abide by all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the applicable laws in every country in which we do business (collectively, “anti-corruption laws”).  The requirements of the Yum China Holdings, Inc. Code of Conduct (“Code”) and this International Anti-Corruption Policy (“Policy”) are designed not only to comply with the FCPA and other anti-corruption laws, but also to avoid even the appearance of improper conduct in connection with Yum China’s operations.

This Policy applies to all directors, officers and employees of Yum China worldwide (“associates”), as well as to Yum China’s international agents, consultants, joint venture partners, and any other third-party representatives when acting on behalf of Yum China (collectively, “representatives”).  Strict adherence to this Policy is required.

Although this Policy is intended to provide guidance, anti-corruption matters are not always clear and may sometimes need to be addressed on a case-by-case basis.  In all situations where you have a question, associates should consult the Legal Department.  You are also encouraged to review the Department of Justice’s Resource Guide to the U.S. Foreign Corrupt Practices Act at http://www.justice.gov/criminal/fraud/fcpa/guidance/guide.pdf for more information about the FCPA.

Potential Consequences of Violating this Policy.  Associates who violate this Policy may be subject to disciplinary action, which could include termination, as a violation of this Policy constitutes a violation of the Code (and thereby the associate’s employment contract).  Representatives who violate this Policy are subject to termination of all commercial relationships with Yum China and its affiliates.  Violations of the Policy and/or the anti-corruption laws could also result in serious criminal or civil fines and penalties against Yum China, and fines and even imprisonment for individuals, both in the U.S. and the country in which the conduct occurred.

1.              PROHIBITED TRANSACTIONS

Associates and representatives of Yum China are prohibited from giving or offering money or anything of value to Government Officials in order to influence the official’s acts or decisions, to secure any improper advantage, or to obtain or retain business.

1.1           Definitions

1)                 Anything of Value

“Anything of Value” means anything that has value to the recipient.  It can include things such as:

•                                          cash or any payment or reimbursement in the form of, among others, promotion fee, sponsorship fee, R&D fee, consulting fees, commission fee;

•                                          non-cash items such as gifts, entertainment, golf outings, favors, the use of property or equipment (e.g. complimentary hotel rooms), pre-paid membership cards, home renovations, the sale of property at an unreasonably low rate, transfers or grants of equity without proper consideration, transportation, and the payment or reimbursement of debts;

•                                          other non-cash items such as loans and loan guarantees (whether personal or through the business) to individuals or to businesses and/or agencies, investment or business opportunities;

•                                          job offers to an influential outside person, his/her family members or friends (even if they are qualified for the job);

•                                          provision of free services; and

•                                          contributions to a political party or charity.

For convenience, all things of value, including but limited to all of the above, are collectively referred to as “payment” in this Policy.  Please note that the above are just examples instead of an exhaustive list of things of value.

There is no minimum threshold in determining value.  Even small payments or benefits are prohibited if they are intended as bribes.  Moreover, the mere offer of a corrupt payment can violate the anti-corruption laws, regardless of whether the payment is ever made, and regardless of whether the recipient of a payment or thing of value takes any action in response to a promise or payment.

2)                 Government Officials

“Government Officials” is interpreted broadly and includes:

•                                          Any person engaged in public duty in a government agency.  This includes any elected or appointed official or employee of a government, at any level including national or local government entities.  This also includes members of legislative, administrative, and judicial bodies, as well as low-level employees of government agencies, such as office workers;

•                                          Any officer or employee of government-owned or government-controlled entities, including state-owned entities that operate in the commercial sector (e.g., state-owned airlines, oil companies, healthcare facilities, insurance companies or banks);

•                                          Any person acting in an official capacity for a government, government agency, or state-owned enterprise (e.g., someone who has been given authority by a government entity to carry out official responsibilities);

•                                          Any officer or employee of a public education institution or endowment;

•                                          Any candidate for political office (e.g., a candidate running for governor, mayor, etc.), official or employee of a political party, or a political party itself; and

•                                          Any officer or employee of a public international organization (such as the United Nations, the World Bank or the International Monetary Fund).

3)                 Secure an Improper Advantage

To “secure an improper advantage” means obtaining an advantage for Yum China that may not be offered to the Yum China’s competitors or some other advantage that is only available to the Company if it makes an illegal payment.  This includes any commercial or financial benefit.  For example:

•                                          A payment to a Government Official or government body to encourage leniency or favoritism in their application and enforcement of regulations (such as payment for leniency in food safety inspections with government agencies) would violate this Policy.

•                                          A payment to secure a sale or contract would violate this Policy.

•                                          A payment to influence a Government Official to issue a license or permit would violate this Policy unless such payment is an officially published processing fee.

•                                          A payment to persuade a Government Official not to impose a fine or tax, or to minimize such a fine or tax, would violate this Policy, as would a payment to prevent enforcement of an applicable law or regulation.

This Policy also prohibits purely commercial bribery without regard to whether a Government Official is involved in the transaction.  Accordingly, payments intended to influence the decision of an individual or company in the private sector to award business to Yum China would violate the Policy.

4)                 To Obtain or Retain Business

“To Obtain or Retain Business” covers almost every interaction that Yum China has with individuals and entities outside of the Company itself.  In other words, any action Yum China takes with the goal of staying in business can be considered to be for the purpose of “obtaining or retaining business” (e.g., paying taxes or utility bills, obtaining or renewing leases for premises, obtaining or renewing licenses or permits for business operations, etc.).  For this reason, all employees must maintain the highest ethical standards in everything they do.

There is no exception to this Policy’s absolute prohibition against bribery. All payments to secure an improper benefit or to obtain or retain business, including payments made to Government Officials to expedite or to secure the performance of a routine governmental action, are strictly prohibited.  Employees will not avoid liability under applicable law or this Policy by “turning a blind eye” or categorizing matters as “local practice” when circumstances indicate a potential violation of this Policy.

You should note that the FCPA does not require that a corrupt act succeed in its purpose or even that a payment be made.  The offer or promise of an unlawful payment can constitute a violation and are therefore prohibited.

This Policy also prohibits payments of money or anything of value to private business partners — including both current and potential business partners — in order to obtain improper or undue influence in the commercial relationship.

1.2           Grey Areas

The basic prohibitions of the anti-bribery laws are generally easily understood.  However, applying the prohibitions to the real-world situations under which liability could arise is far more complex.  Yum China’s employees should be aware of the following situations that could expose Yum China to a risk of a violation and seek advice from the Legal Department when encountering such circumstances:

•                                          Requests or demands by a Government Official for a bribe.  If a Government Official requests or demands a bribe or other improper payment or benefit, the associate or representative receiving the request should politely decline the requests or demands and immediately seek guidance from the Legal Department.

•                                          Requests or suggestions by a Government Official that Yum China make a charitable donation to a particular charity.  In this situation, the associate or representative should refrain from agreeing to the requests or suggestions and immediately seek guidance from the Legal Department.

•                                          Requests by a Government Official for employment either on his or her own behalf or on behalf of another.  In this situation, the associate or representative should politely refrain from agreeing to the requests and seek guidance from the Legal Department.

•                                          Request by a Government Official that Yum China sponsor a conference or business trip that does not appear to be “directly related” to the promotion, demonstration or explanation of Yum China’s products and services or could cause Yum China to incur unreasonable expenses. In this situation, the associate or representative receiving the request should seek guidance from the Legal Department before agreeing to sponsor any such conference or trip.

•                                          When handling relationships with entities that are owned or controlled by a central, regional or local government, including but not limited to public hospitals, insurance companies, banks and any other state-owned or state-controlled enterprises,  for the purpose of Yum China’s compliance with the anti-corruption laws, employees of these organizations must be treated as if they were Government Officials.

2.              PERMISSIBLE GIFTS AND ENTERTAINMENT

Associates and representatives shall strictly adhere to the Code of Conduct and the Yum China Guidelines on Gifts, Hospitality, Meals, Travel, Entertainment and Other Business Interactions with Third Parties (“Gift Guidelines”) when providing or offering gifts, meals, entertainment, travel or lodging through the Company. Gifts, meals, entertainment, travel and lodging should never be offered as a means of influencing another person’s business decision. Each should only be offered if it is appropriate, reasonable, offered or accepted in the normal course of an existing business relationship, and if the primary subject of discussion or purpose of travel is business. Common sense and moderation should prevail in business entertainment and the payment of travel and lodging expenses engaged in on behalf of the Company.

All gifts, meals, entertainment, travel or lodging provided through the Company must be promptly recorded along with supporting documentation of proof of purchase showing itemized amounts and product descriptions.

3.              THIRD PARTIES

This Policy, the FCPA and other anti-corruption laws prohibit any type of payment to a third party or intermediary (“representative”), while knowing that all or a portion of the payment will be used for the purpose of obtaining improper or undue influence.  The term “knowing” includes awareness of a high probability that an improper payment will occur, so conscious disregard or deliberate ignorance (i.e., deliberately keeping yourself from learning of an improper payment when the circumstances indicate a high probability of such improper payment) do not prevent liability.  Thus the conduct of a third party representative may present serious risks to Yum China.

It is also impermissible for representatives to offer improper payments or gifts to any entity or individual (including without limitation Government Officials as defined in this Policy) to secure improper benefits or to obtain or retain business.

The most important step you can take to guard against improper payments made by representatives is to carefully choose the representative, including agents and consultants, and to control the relationship and use appropriate contract language.  Before retaining or otherwise authorizing any representatives, you are required to complete a third party due diligence questionnaire.  The prospective third party is also required to complete the certification letter attached thereto.

You should consult with your business unit’s legal representative to determine any additional steps required by Yum China for conducting appropriate diligence of potential third parties and business partners prior to engaging any third party.  Your business unit’s legal representative will also provide the contract language that Yum China requires for use with third parties that have the potential to present corruption risk.  All potential and current representatives must receive a copy of this Policy.

To avoid even the appearance of impropriety, cash payments to any third party, other than properly documented cash disbursements that are pre-approved by your business unit’s legal representative, are prohibited.  Company checks may not be written to “cash”, “bearer” or anyone other than the party entitled to payment.

4.              BOOKS AND RECORDS

Associates must help to ensure that Yum China’s corporate books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of assets.  This includes accurate reporting of time worked, business expenses incurred, research test results, revenue and costs, and other business-related activities. It is Yum China’s policy to maintain accurate books and records and a system of internal accounting controls sufficient to ensure compliance with the record-keeping provisions of applicable laws.  It is every associate’s and representative’s responsibility to make sure that documents supporting all records (e.g., receipts, disbursements or journal entries) relating to transactions with Government Officials, domestic and foreign governments and international organizations, and with agents or representatives retained by Yum China to act on its behalf in potential dealings, are accurate and contain wording that clearly describes the reason and purpose for each transaction.  All company records are subject to audit, and financial records should be maintained in accordance with generally accepted accounting principles.

Dishonest or inaccurate reporting, either inside or outside Yum China, will not be tolerated. This includes reporting or organizing information in an attempt to mislead or misinform. No entry shall be made on Yum China’s books and records that intentionally hides or disguises the true nature of any transaction. It is a violation of the Policy to maintain unrecorded or “off-the-books” funds or assets in connection with any transactions.

No associate or representative may establish for any purpose an unauthorized, undisclosed or unrecorded fund or asset involving the Company’s money or other assets. No associate or representative may allow transactions with a supplier, agent, customer or other third party to be structured or recorded in a way that is not consistent with generally accepted business practices.

These record-keeping and accounting controls provisions are designed to ensure the integrity and accuracy of Yum China’s records to enable Yum China to maintain reasonable control over its assets and all transactions involving those assets. All employees are responsible for following Yum China’s policies and procedures for carrying out and reporting business transactions.

Examples of transactions that would violate the requirement that the Company maintain accurate books and records include but are not limited to:

•                  Payments that are falsified or not recorded in Yum China’s accounting records.

•                  Payments that are made through backdated or altered invoices.

•                  Any transaction in which invoices to or from Yum China do not set forth the true purchase or sale price for the transaction (exclusive of discounts or concessions granted by or to Yum China in the ordinary course of business).

•                  The creation or maintenance on behalf of Yum China or its business of any bank account, domestic or foreign, in a name other than that of the Company.

No undisclosed or unrecorded fund or asset may be established or maintained for any purpose.  No associate may participate in falsifying any accounting or other business record, and all associates must respond fully and truthfully to any questions from Yum China’s internal or independent auditors.

Associates should never agree to requests for false invoices or for payment of expenses that raise questions under this Policy; if such requests are made, you should notify the Legal Department.

Yum China’s Internal Audit Department and/or the Legal Department will conduct periodic audits and compliance reviews of relevant business unit’s to help ensure continued compliance with the FCPA, the anti-corruption laws and this Policy.

5.              BEST PRACTICES

5.1       Red Flags

Yum China associates and representatives who are exposed to situations in which anti-corruption laws apply should be aware of the circumstances that should raise a concern about a violation of those laws.

If any of the “red flags” listed below is identified, the associate or representative should promptly seek guidance from the Legal Department.

•                  A Government Official with whom the Company is dealing has a reputation for receiving questionable payments.

•                  A non-governmental person with whom the Company is dealing has a known relationship with Government Officials.

•                  A request for a payment in cash, to an offshore account, or through a third party.

•                  An agent or distributor proposed to act for the Company refuses to provide written assurances or to accept a contractual covenant that he or she will not make any improper payments.

•                  A party with whom the Company seeks to do business requests an unusually high commission.

•                  A party with whom the Company is conducting business fails to provide standard invoices.

•                  A potential customer requests an unusual credit or rebate with or from the Company in return for its business.

•                  Unusual bonuses or other amounts paid to agents or representatives of the Company.

•                  A request by a Government Official to pay for the travel or other related expenses of members of the Government Official’s family.

In general, associates should watch for and report any facts and circumstances, including but not limited to those enumerated above, that lead them to suspect that bribes or other corrupt payments may be involved in a transaction.  Each associate and representative should seek advice from the Legal Department if they have any questions in these aspects.

5.2       Reporting Violations and Compliance Certifications

If you believe that a bribe has been or may be made, a payment has been or will be recorded improperly or in any manner that conceals or misrepresents the nature of the transaction, or any other violation of this Policy or the anti-corruption laws has been committed, you have a duty to report the concern to Yum China immediately.  There are numerous ways for you to report your concerns, including an anonymous report, so please refer to the Code for further information about ways to report your concerns.  No one may threaten you or take any action against you for raising questions or reporting concerns under this Policy at Yum China.  Yum China will periodically ask representatives and all manager level and above and other designated associates to certify their compliance with this Policy.

5.3       Training

It is your responsibility to become familiar with this Policy and to comply with all preapproval and reporting requirements.  To increase awareness and understanding of this Policy and anti-bribery laws in general, Yum China requires all employees of Yum China and its subsidiaries to complete a web-based anti-bribery training course.  Yum China will also offer in-person anti-bribery training where appropriate and require certain representatives to participate in Yum China-sponsored training where appropriate.  Yum China will maintain appropriate records of those who have completed the required training.

5.4       Franchisees

The Company is not responsible for the actions of its franchisees.  However, Yum China’s Franchise Agreement requires franchisees to comply with applicable law.  If a franchisee gives or receives an improper payment, it would be in breach of our Franchise Agreement.   This Policy must therefore be provided to all franchisees and their compliance must be required as part of their obligation to comply with the law.

5.5       Acquisitions

From time to time, Yum China acquires businesses.  In order to ensure that Yum China understands the potential risks associated with those acquisitions and in order to ensure that Yum China quickly and effectively imposes its compliance controls on newly-acquired businesses, Yum China has developed a Corruption Risk Assessment and Compliance Integration Protocol to be integrated into the pre-acquisition diligence process.  You should consult with your business unit’s legal representative to obtain guidance on implementing the pre-acquisition diligence process.

6.              OVERSIGHT AND REVIEW

The Legal Department is responsible for overseeing this Policy.  Any investigation of alleged, reported or suspected violations of this Policy will be conducted jointly by Yum China’s Internal Audit Department and the Legal Department.  If warranted, details of such investigation and its results will be reported to the Audit Committee of the Board of Directors, and may be reported to governmental authorities.  Prompt and appropriate corrective action will be taken when and as warranted in the judgment of management or the Audit Committee.  A log of all complaints, allegations, reports and investigations will be maintained by the Legal Department in accordance with the Company’s document retention policy.

•                      Chief Legal Officer, Yum China Holdings, Inc.

•                      Tel: 86 21 2407 7777;

•                      Fax: 86 21 2407 7898.

In addition, you may submit anonymous complaints to:

•                      Yum China Ethics and Compliance Hotline:

•                      108007111137 (for Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Liaoning, Jilin, Heilongjiang, Henan and Shandong);

•                      108001101061 (for other China locations).

•                      1-800-241-5689 (United States)

Appendix IV

Third-Party Due Diligence Questionnaire

This questionnaire is designed to help Yum China Holdings, Inc. (“Yum China” or the “Company”) conduct anti-corruption due diligence risk assessment on any proposed vendor (the “Third Party”) who will have some form of business relationship with the Company.

In accordance with the Yum China Holdings, Inc. Code of Conduct, completion of this Questionnaire is required before entering into any transaction, agreement, or business arrangement with a Third Party.

Please answer following questions to the best of your current knowledge; no additional research is required.

I. Background and Identity of the Third Party

Full legal name:

Registered address:

Contact person:                         Position:

Phone number:                          Fax number:

Website:

Type of business (Check one)    Individual   ☐  Corporation  ☐  Partnership  ☐

II. Business Justification

Third Party Business Function (Please check one)

Accounting firm	☐	Supplier	☐

Banks	☐	Insurance company	☐

Catering	☐	Travel agency	☐

Customs agent	☐	Real estate agent	☐

Franchisee	☐	Consultant	☐

Marketing / Advertising Agency	☐	Landlord	☐

HR recruiter	☐	Law firm	☐

Joint Venture Partner	☐		☐

Please describe the business function if not otherwise described above:

Internal Business Function Requesting a Third Party (Please check one)

Development	☐	Legal	☐

Marketing	☐	Finance	☐

Construction	☐	IT	☐

Food Safety and QA	☐	Human Resources	☐

R&D	☐	Supply Chain	☐

Investment Relationship	☐	Public Affairs	☐

Q1. Does the Third Party have the requisite skill (commercial and technical competence) for the products offered or services rendered?	☐ Yes	☐ No

If No, please explain:

Q2. Was the Third Party selected as part of a tender process?	☐ Yes	☐ No

If No, please explain:

Q3. Will the contract specifically describe the products received or services performed?	☐ Yes	☐ No

If No, please explain:

Q4. Does the expected compenstaion of the Third Party for its services or products vary significantly from what is dictated by local custom or local law for similar services?	☐ Yes	☐ No

If Yes, please explain:

Q5. Is the Third Party critical or difficult to replace with respect to the business need?	☐ Yes	☐ No

If Yes, please explain:

III. Connection with Government Officials or Entities

Q6. Are any of the shareholders, owners, employees, directors or clients of the Third Party a government official/entity?	☐ Yes	☐ No

Q7. Has the Third Party received any material benefits from a government offcial/entity?	☐ Yes	☐ No

Q8. Does the Third Party lobby any government entities?	☐ Yes	☐ No

Q9. As part of its services or products rendered for the Company, will the Third Party or its agents have any interactions with government offcials/entities?	☐ Yes	☐ No

If your answer to any of the questions from Q6-Q9 under Section III is “Yes”, please explain:

IV. Anti-corruption Clearance

Q10. Does the Third Party have a compliance policy which covers anti-corruption laws?	☐ Yes	☐ No

Q11. Does the Third Party have anti-corruption training for its employees?	☐ Yes	☐ No

Q12. Has the Third Party or any of its current shareholders/directors/agents/affiliates or key employees ever been suspended from doing business, charged with, convicted of or alledged to have been engaged in fraud, bribery, misrepresentation, and/or other criminal act?

	☐ Yes	☐ No

Q13. In the past five years, has the Third Party or any of its employees or agents ever made any offer/payment/promise of payment/authorization to give any items of value to government offcials/entities?

	☐ Yes	☐ No

Q14. In the past five years, has the Third Party made any commision payments or other payments to government offcials/entities or to other companies without a written agreement or record?	☐ Yes	☐ No

Q15. In the past five years, has the Third Party made any facilitation payments?	☐ Yes	☐ No

Q16. In the past five years, has any government offcial/entity requested the Third Party make an improper payment?	☐ Yes	☐ No

Q17. Does the Third Party make any political contributions?	☐ Yes	☐ No

Q18. Has the Third Party ever been implicated in any government investigations or enforcement actions involving anti-corruption laws?	☐ Yes	☐ No

Q19. Has the Third Party made any disclosures regarding any possible violation of anti-corruption laws?	☐ Yes	☐ No

If your answer to any of the questions from Q12-Q19 under Section IV is “Yes”, please explain:

V. Books and Records

Q20. Does the Third Party use cash or cash equivalents?	☐ Yes	☐ No

Q21. Does the Third Party maintain “off the books” accounts?	☐ Yes	☐ No

If your answer to any of the questions from Q20 or Q21 under Section V is “Yes”, please explain:

Q22. Does the Third Party have internal audit personnel?	☐ Yes	☐ No

Q23. Does the Third Party have internal audit procedures?	☐ Yes	☐ No

VI. Final questions

Q24. Has the Third Party refused to provide any information necessary to complete any part of this questionnaire?	☐ Yes	☐ No

Q25. Did you identify any red flags?	☐ Yes	☐ No

If yes, please explain:

Q26. Did the Third Party sign the Certification Letter as attached to this questionnaire?	☐ Yes	☐ No

By signing below, I certify that I have performed such procedures and inquires as necessary to ensure that the answers provided in this document are accurate and complete to the best of my knowledge.

Prepared by:		Title:
(Print your name)

Signature:		Date:

VII. Approval

Based on the review of answers to all the questions in this questionnaire, and any other information in my possession, I hereby give my consent and approval of this Third Party to become Yum China’s vendor.

Head of business unit	Date

Chief Legal Officer	Date

Controller	Date

Certification Letter

(“Third Party”) acknowledges and agrees that it is the written and established policy of Yum China Holdings, Inc. and its subsidiaries (“Yum China”) to comply fully with all applicable laws and regulations.

The Third Party warrants and represents that it has not taken and will not take any action that would constitute a violation, or implicate Yum China in a violation, of any law of any jurisdiction in which it performs business, or of the United States, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruption Laws”).

In furtherance of Yum China Anti-Corruption Policy, a copy of which has been provided, the Third Party represents, warrants and agrees that:

1. The Third Party is neither a governmental entity nor an instrumentality of a government.  If the Third Party is or becomes a governmental entity or instrumentality of a government during the course of its business relationship with Yum China, the Third Party shall notify Yum China immediately so that it may, and hereby reserves the right to, take whatever precautions and actions which may be appropriate to assure compliance with applicable Anti-Corruption Laws.

2. None of the Third Party’s principals, owners, officers, directors or agents is currently a Government Official. If any of the Third Party’s principals, owners, officers, directors, or agents is or becomes a Government Official during the term covered by this document, the Third Party shall notify Yum China immediately so that they may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

3. No Government Official is associated with, or owns a significant interest, whether direct or indirect, in the Third Party, or has a legal or beneficial interest in the proposed agreement/relationship with Yum China, or any Payments to be made by Yum China to the Third Party under such agreement/relationship. If a Government Official has or obtains such an interest, the Third Party shall notify Yum China immediately so that it may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

For purposes of this Certification the term “Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross or the WTO); employees or affiliates of an enterprise that is owned, sponsored or controlled by any government — such as a health care facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

4. Neither the Third Party nor any of its principals, owners, officers, directors or agents has promised to make, will promise to make, or will cause to be made, in connection with the proposed agreement/relationship with Yum China, any Payments (i) to or for the use of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. The Third Party shall immediately notify Yum China of any violation or potential violation of Anti-Corruption Laws;

5. The Third Party is in possession of, current and in good standing, all permits, licenses, certifications, regulatory and/or administrative approvals which are necessary for successful completion of the Third Party’s obligations to Yum China. The Third Party shall immediately notify Yum China of any changes in this regard.

6. Any compensation provided by Yum China is for the Third Party’s sole benefit and relates to normal business transactions only and will not be transferred or assigned to any other party and the Third Party shall make no pass through Payments to other third parties.

7. The Third Party has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

8. The Third Party maintains a system of internal accounting controls to ensure that all transactions are properly authorized by management and books and records accurately and fairly reflect its assets and transactions in reasonable detail.

9. Neither the Third Party, nor any of its principals, owners, officers, directors or agents, nor other persons associated with, or acting on behalf of, the Third Party is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and does not and will not make any sales or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons.”

For purposes of this certification, the term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

The Third Party agrees to comply with Yum China’s Anti-Corruption Policy. The Third Party further agrees to cooperate in good faith in any investigation by Yum China and its auditors, attorneys and representatives in the event of any actual or alleged violation of the Anti-Corruption Laws or the Yum China standards of business conduct by the Third Party, its owners, directors, officers, employees and agents. Such cooperation includes providing Yum China and its representatives prompt and complete access to the Third Party’s records for audit and copying and to its owners, directors, officers, employees and agents for interviews. The Third Party further agrees that if future developments cause the representations and certifications provided herein to no longer be accurate or complete, it will promptly send Yum China a written report detailing the causes and extent of the changes.

I confirm that I am suitably qualified and authorized by the Third Party to give the representations,

warranties and agreements contained in this document and that the same has been authorized by all and any necessary corporate action.

I certify, represent and warrant that the information provided in response to this Questionnaire is true and accurate to the best of my knowledge and belief and is the product of due inquiry.

I understand and acknowledge that any misrepresentations made in this document and any non-compliance with the above representations will constitute grounds for termination, without compensation, of the proposed agreement/relationship and any subsequent agreement the Third Party may enter into with Yum China or any of its affiliated companies.

For and on behalf of

Authorized person/signature:
Printed name:
Date:

Appendix V

Supplier Code of Conduct

Date:

Supplier Name:

Supplier Address:

Re:  Yum China Holdings, Inc. Supplier Code of Conduct

Dear Suppliers:

Yum China Holdings, Inc. (“Yum China” or the “Company”) is committed to conducting its business in an ethical, legal and socially responsible manner. To encourage compliance with all legal requirements and ethical business practices, Yum China has established this Supplier Code of Conduct (the “Code”) for its suppliers.

“Supplier” means any individual, firm, corporation, partnership or other entity (including officers, directors, partners, owners and agents of such entities) that is furnishing or is seeking to furnish or has within the last 3 years furnished or sought to furnish any goods or services to the Company.

“Service” means, but is not limited to, services of the type furnished by insurance brokers or agents, contractors, banks, leasing companies, real estate agents and brokers, consultants, engineers, architects, law firms, transportation companies, stock brokers, advertising agencies, artists, marketing organizations or promotion houses, research and development organizations and utilities.

“Yum China employee family member” means any member of a Yum China employee’s family (spouse, parent, child, brother, sister, aunt, uncle, nephew or niece) whether by blood, marriage or adoption.

This Code applies to all suppliers of Yum China and its subsidiaries.

You’re expected also to ensure that all your employees are aware of these policies and procedures, and to promote compliance with them. Yum China will not tolerate illegal or unethical behavior from our employee or from suppliers who are doing business with Yum China.

Compliance with Laws and Regulations

Suppliers are required to abide by all applicable laws, codes or regulations including, but not limited to, any local, Province/Autonomous region/Municipality, industry standards, the laws of the People’s Republic of China, the U.S. Foreign Corrupt Practices Act (FCPA), and the laws of any territory where it will be providing its goods or services to Yum China.

Conflict of Interest

A conflict of interest occurs when a Supplier’s interests interfere in any way - or even appears to interfere — with the interests of Yum China.

The purpose of this Code is to provide guidance concerning prohibited activities and associated policies concerning conflicts between interests of Yum China and those of our Suppliers. It provides an overview of the responsibilities of employees under Yum China’s Code of Conduct and establishes procedures for disclosure of transactions or situations in which conflicts of interest may exist.  This Code does not cover all situations or transactions which might arise but is intended to communicate to you the terms and spirit of Yum China’s Code of Conduct and in particular our expectations that our Suppliers will strictly adhere to our conflict of interest rules.

It is important to understand that participation in any activities that present or potentially present a conflict of interest can result in the permanent termination of our working relationship, or even criminal prosecution.

As indicated above, this Code cannot set forth all of the criteria, events or circumstances as to what constitutes a prohibited conflict of interest.

The followings are the examples of events that could possibly give rise to conflicts of interests, which are strictly prohibited:

•                You are not permitted to give cash, cash equivalents (gift certificates, stored value cards, etc.), gift, favor, payment or other special benefit or treatment of any kind to Yum China employees or their family members.

•                  You shall not provide remuneration for personal services to Yum China employees or their family members.

•                  You shall not have a debtor-creditor or guarantor relationship at any time with Yum China employees or their family members.

•                  You shall not have any direct or indirect financial, managerial, or employee-employer type relationship with any Yum China employees.

•                  You shall not offer stock or other proprietary interest in your company to any Yum China employee or his/her family member.

•                You shall not provide Yum China employees or their family members any free vacation or pleasure trip that has no business purpose, including any airfare or lodging. This prohibition applies to any properties owned in whole or part by you or your company.

The followings are examples of events that could possibly give rise to conflicts of interests, which are subject to advance clearance and cannot be permitted without authorization from Yum China’s Legal Department and Internal Audit:

•                  Any direct or indirect financial, managerial, or employee-employer type relationship with any Yum China employee or his/her family member.

•                Any business related trip provided to a Yum China employee or his/her family member.

•                  Goods or services provided to a Yum China employee or his/her family member, even for fair value.

•                  Tickets to entertainment events, such as sporting events or concerts, provided to a Yum China employee or his/her family member.

•                  Dinners/entertainment for a Yum China employee or his/her family member at your residence.

•                  Sponsor or otherwise contribute to any Yum China functions, trips, meetings, etc. by either monetary or labor contributions, or gifts.

As a general rule, you should not engage in any activities or transactions involving Yum China or Yum China employees which would give the appearance of impropriety.

If uncertainty remains about the appropriate action, you should discuss the situation with the Internal Audit and / or the Legal Department of Yum China.

You must be cautious and appropriate if providing dinner or entertainment to Yum China employees. Meal costs must be reasonable with respect to normal business practices, and hard liquor should not be provided.

Audit and Inspection

Each supplier should conduct audits and inspections to ensure their compliance with this Code and applicable legal and contractual standards. In addition to any contractual rights of Yum China, the Supplier’s failure to observe this Code may subject them to disciplinary action, which could include termination of the Supplier relationship. Failure to comply with this Code will be sufficient cause for Yum China to exercise its right to revoke the Supplier’s approved status. Yum China reserves the right, as a condition of continuation of approval, to conduct (or have its designee conduct) periodic, unannounced inspections of Suppliers and their facilities and business practices to verify compliance with these standards. The business relationship with Yum China is strengthened upon full and complete compliance with the Code of Conduct and the Supplier’s agreements with Yum China.

Any subcontractor retained by a Yum China supplier must be in compliance with this Code and each of Yum China’s Suppliers is responsible for ensuring its subcontractor’s compliance.

Application

This Code is a general statement of Yum China’s expectations with respect to its Suppliers. The Code should not be read in lieu of but in addition to the Supplier’s obligations as set out in any agreement between Yum China and the Supplier. In the event of a conflict between this Code and an applicable agreement, the agreement shall prevail.

If you believe that a Yum China employee or family member or an employee of your company has violated the policies set forth in this Code, you have a duty to raise questions and report concerns immediately.

You should contact the Yum China HR department head immediately.  If you do not know that person, you may contact:

•                      Head of Internal Audit, Yum China Holdings, Inc.

•                      Tel: 86 21 2407 7777

•                      Fax: 86 21 2407 7579

•                      Chief Legal Officer, Yum China Holdings, Inc.

•                      Tel: 86 21 2407 7777

•                      Fax: 86 21 2407 7898

•                      Or you may call Yum China Ethics and Compliance Hotline, called “Compliance Hotline” (24 hours a day, 7 days a week), which is an organization independent from Yum China that helps businesses maintain high ethical standards.

•                      108007111137 (for Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Liaoning, Jilin, Heilongjiang, Henan and Shandong)

•                      108001101061 (for other China locations).

•                      1-800-241-5689 (United States)

•                      Or you can use Yum China web complaint channel (www.yumchina.com/compliance) to report your concerns. We will have designated personnel to deal with your complaints.

Yum China has a strict policy against retaliation for good faith reports.  No one may threaten you or take any action against you for raising questions or reporting concerns.

Thank you for helping us maintain the highest ethical standards and promoting a fair and competitive work environment.

Respectfully,

Micky Pant

CEO

Yum China Holdings, Inc.

I have read, understand and agree to follow the Yum China Supplier Code of Conduct.

DATE:

NAME:

SIGNED:

TITLE:

SUPPLIER NAME:

*Please acknowledge and return by registered mail.

Appendix VI

Yum China Guidelines on Gifts, Hospitality, Meals, Travel, Entertainment and Other Business Interactions with Third Parties

Purpose and scope

These Guidelines, which supplement Yum China’s Code of Conduct and International Anti-Corruption Policy, provide guidance and explanation on allowable business interactions with third parties, including gift giving, hospitality (meals, travel, entertainment), donations, sponsorships, engagement, employment and any other interactions with third parties by Yum China Holdings, Inc., its subsidiaries, joint ventures and employees.

The offering of any of the above to third parties are subject to very stringent U.S., Chinese and other laws and present significant risk to employees and the company if not strictly followed. Nothing may be offered, provided or authorized for a third party if intended to obtain an improper advantage, and may not be directed through an agent, consultant or other third party to avoid these Guidelines. Any request to vary from these Guidelines must be submitted to the Chief Legal Officer and the Head of Internal Audit who will evaluate the request.

The basic premise underlying these Guidelines is that any and all interactions with third parties must have an appropriate business purpose that complies with U.S., Chinese and other applicable anti-corruption laws and anti-unfair competition laws.  Any related expenses must be for a legitimate business purpose such as the promotion, demonstration or explanation of our products and business and must be provided openly and transparently, and be adequately documented and accurately recorded in reasonable detail.

Any reimbursement or disbursement request for items subject to these Guidelines must include the name, title and organization of the receiving third party and a detailed description of the business purpose.

Gifts

Modest, business appropriate gifts are only allowable when there is NO pending request, approval, bid, contract or economic incentive pending. Gift giving must be occasional and subject to the following restrictions:

•            Maximum RMB 300 per occasion

•            Maximum twice per year

Gifts are NOT allowable if Yum China has a request or approval pending or is in the process of negotiating any business matter, including a lease, economic incentive, tax matter, etc. that either directly or indirectly involves the receiving party.  Yum China and its employees are committed to doing business with integrity and in compliance with the highest anti-corruption standards. Under no circumstance will a gift be given to improperly influence any act or decision to obtain or retain business, or to secure any improper advantage.

Gifts should be limited to small value Brand logo items (pens, mugs, hats, etc.).  Cash or cash equivalents (gift certificates, cards, vouchers, etc.) are NOT allowed.

Gifts associated with Local Customs

In China it is customary to provide seasonal gifts during two occasions: (i) Chinese New Year and (ii) Moon/Mid-Autumn Festival.  Yum employees may promote Yum China’s products and services through occasionally providing third parties with gifts of nominal value during such holiday seasons, provided further that such gift giving shall never be for obtaining business nor securing any improper advantage and that these gifts may include only consumable items such as moon cakes, food hamper and Chinese New Year traditional food items. The maximum amount one can spend for a gift-giving occasion is RMB 300.

Hospitality

Meals

Working meals with a legitimate business or relationship-building purpose are generally allowed where the meals are infrequent and reasonable in amount and location under the circumstances.

Travel / Entertainment

Prior to offering or providing any travel or entertainment to a third party, written approval must be obtained from CLO and CFO or their delegate.  Approval will be granted only in compliance with the following restrictions:

•                      Hospitality and related activities should only be offered or provided in connection with a legitimate business agenda and under circumstances where Yum China products or services are being promoted, explained or demonstrated; or when Yum China related business issues are being discussed.

•                      Only modest, reasonable and bona fide travel and entertainment conditions may be offered (i.e., economy class flights and standard business hotels). Any gift associated with the travel or entertainment is subject to the above gift limitations. Travel and lodging should be arranged by the company using company-designated travel agencies or service providers.

•                      Payments should be made directly to company-designated service providers, not to the third parties involved, and no per diem expenses will be provided in advance.

•                      No expenses may be offered or paid for any accompanying family members or guests.

•                      Entertainment venues must be business-appropriate, modest, reasonable and conducive to business discussions. Venues such as karaoke bars, massage spas and gambling venues are inappropriate and not permissible.

Donations

It is generally permissible to make donations to a public welfare organization or to a non-profit public welfare institution (collectively “Charitable Organizations”) as part of a charitable effort or to promote goodwill through government-sponsored events. Prior to offering or making any such donation, written approval must be obtained from CLO, CFO or their designate to ensure that they are acting in accordance with government relationship guideline. Approval will be provided only when all of the following circumstances are met:

•                      The donation must have a legitimate business or charitable purpose.

•                      There is no expectation that the donation is given in exchange of any return favor from the government (no quid pro quo).

•                      The donation is made directly to the Charitable Organizations, not to any individual person, and there is no indication that the donation will be redirected to an individual’s personal use.

•                      Any donation is infrequent (no more than once a year) and reasonable in amount under the circumstances.

•                      No donation to private charities should be made in the name of a government official.

•                      All funds used for donations must be documented with receipts for accurate record keeping.

•                      Diligence as to the legitimacy of the Charitable Organization has been conducted to ensure that the charity is bona fide and will direct the donation to a suitable charitable activity.

Sponsorships

It is generally permissible to provide sponsorships for events or seminars organized by private groups or government agencies. Prior to providing or offering any such sponsorship, written approval must be obtained from the CLO and CFO or their designate. Approval will be provided only when all of the following circumstances are met:

•                      The sponsorship must have a legitimate business purpose.

•                      There is no expectation that the sponsorship is given in exchange of any return favor from the government (no quid pro quo).

•                      The sponsorship is made directly to the sponsored entity/event and will not be provided to any individual person, and there is no indication that the sponsorship will be redirected to an individual’s personal use.

•                      All funds used for sponsorship must be documented with receipts for accurate record keeping.

Engaging government officials

Prior to engaging a government official to perform services for Yum China, such as serving as a speaker for a food safety seminar, written approval must be obtained from the CLO and CFO or their designate. Approval will be provided only when all of the following circumstances are met:

•                  The services to be provided must be bona fide and have a legitimate business purpose.

•                  The official may not be hired or engaged to perform services which conflict with their official duties or their own code of conduct.

•                  There is no expectation that the hiring is in exchange for any return favor from the government (no quid pro quo).

•                  Any travel or hospitality associated with the services must be provided in conformity with the Guidelines set forth above.

•                  Any and all remuneration such as travel and lodging expenses must be reasonable (taking into account their salary, qualifications, and market rate for such services) and provided transparently.

Documentation: Books and Records Requirements

All approvals and expenses associated with gifts, hospitality, donations and sponsorships, as well as engagement of third parties, must be documented and must accurately and fairly reflect the transactions. Documentation, including expense receipts and invoices, invitations, and other relevant records must be submitted to and retained by the approving managers of Yum China.

Any questions regarding these Guidelines should be directed to the Legal Department or Internal Audit.